Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is dated as of the 17th day of September, 2010 between ORCHID CELLMARK INC., a Delaware corporation (“ORCHID”), and LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation (“INTERESTED PARTY”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter made, the parties hereto agree as follows:

Section 1. Definitions:

1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa):

“affiliate” shall mean any corporation, partnership or other person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with ORCHID or INTERESTED PARTY, as the case may be. For purposes of the preceding sentence, “control” (including the terms “controlling,” “controlled by” or “under common control with”) means possession, directly or indirectly, of the power to direct or cause direction of management and policies of a person through ownership of voting securities, by contract, pursuant to a voting trust or otherwise.

“Definitive Agreement” shall have the meaning specified in Section 2.1 hereof.

“Disclosing Company” shall mean ORCHID and its direct and indirect subsidiaries.

“Disclosing Party” shall mean any director, partner, officer, employee, representative, advisor or agent of ORCHID.

“Evaluation Material” shall mean all data, reports, interpretations, forecasts and records and other information, written, oral or otherwise, and documents that any Disclosing Party furnishes or otherwise discloses to the Receiving Company or any of its Representatives, or that is contained within any virtual data base or document web site established by the Disclosing Company and to which the Receiving Company is granted access, whether furnished or otherwise disclosed before or after the date of this Agreement and regardless of the manner in which it is furnished or disclosed, together with all analyses, compilations, studies or documents, records or data prepared by the Receiving Company or any of its Representatives that contain or otherwise reflect or are generated from such information and documents. The term “Evaluation Material” does not include any information that the Receiving Party can establish by written records:

(a)	at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by the Receiving Company or any of its Representatives in violation of this Agreement);

(b)	was or becomes available to the Receiving Company or any of its Representatives from a source other than the Disclosing Company or its Representatives, provided that such source of such information was not known by the Receiving Company or any of its Representatives, after reasonable investigation, to be bound by any contractual, legal or fiduciary obligation of confidentiality to the Disclosing Company; or

(c)	is known to the Receiving Company prior to disclosure hereunder or has been independently developed by persons at the Receiving Company having no access to the Evaluation Material and without violation of any obligation under this Agreement.

“person” shall mean any association, corporation, company, limited liability company, group or partnership or other entity or individual.

“Receiving Company” shall mean INTERESTED PARTY and its affiliates.

“Representatives” means, as to any person, that person’s affiliates and its and their officers, directors, general partners, members, managers, employees, representatives, consultants, advisors (including, without limitation, financial advisors, legal advisors and accountants), and agents.

“Transaction” shall have the meaning specified in Section 2.1 hereof.

Section 2. Agreements Concerning Use of Evaluation Material.

2.1 Use of Evaluation Material. INTERESTED PARTY has requested or will request that ORCHID furnish Evaluation Material for the sole purpose of evaluating a possible business combination transaction between ORCHID and/or one of its affiliates and INTERESTED PARTY and/or one of its affiliates (any such transaction being hereinafter referred to as a “Transaction”). Requests for Evaluation Material and other contacts shall be limited to contact directly with the General Counsel of ORCHID or such person specifically designated by him. Unless and until such Transaction, if any, has been completed pursuant to a written definitive agreement, if any, to which the Disclosing Company is a party (the “Definitive Agreement”), all the Evaluation Material will be kept confidential by the Receiving Company and not disclosed to any person except as provided herein or as otherwise required by law (in which case the Receiving Party shall comply with Section 2.7). The Receiving Company may disclose the Evaluation Material or portions thereof solely to its Representatives who need to know such information for the purpose of evaluating such possible Transaction, it being understood that the Receiving Company will cause each such Representative to be informed of the confidential nature of the Evaluation Material and to agree to treat such information confidentially in accordance with the terms of this Agreement. The Receiving Company will be responsible for any use or disclosure of Evaluation Material by its Representatives that is not in accordance with the requirements of this Agreement. For the purpose of complying with the obligations set forth herein, the Receiving Company shall use efforts fully commensurate with those that it employs for the protection of its own confidential information.

2.2 Disclosure of Discussions, Etc. Unless required by law or necessary, based on advice of outside counsel, in order to comply with the disclosure requirements of the United States securities laws or the rules of any applicable stock exchange, each of ORCHID and INTERESTED PARTY will not, and will direct and cause its respective Representatives not to, during the term of this Agreement, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction, or that INTERESTED PARTY has requested or received Evaluation Material from ORCHID or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof and the subject matter of this Agreement.

2.3 Standstill. In consideration of the Evaluation Material being furnished to INTERESTED PARTY, INTERESTED PARTY hereby agrees that, without the prior written consent of ORCHID, for a period of one year from the date hereof, neither INTERESTED PARTY nor any of its affiliates, either acting alone or as part of a group, will acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, ownership (including beneficial ownership), or any rights or options to acquire ownership (including beneficial ownership), of any voting securities or assets of ORCHID or its subsidiaries, make or in any way participate in any solicitation of proxies to vote or seek to advise or influence in any matter any person with respect to the voting of any securities of ORCHID or otherwise seek to influence or control, in any manner whatsoever, or enter into any arrangements with any third party with respect to any proposal to seek to influence or control, the management or policies of ORCHID, or make any public disclosure or take any other action that would require ORCHID to make a public disclosure with respect to any of the foregoing matters, except pursuant to a Transaction that is subject to a Definitive Agreement (the foregoing being collectively referred to as the “Standstill Restrictions”).

The Standstill Restrictions shall terminate immediately upon the occurrence of any of the following: (i) any third party publicly commences (or publicly announces its intention to commence) any attempt to acquire beneficial ownership of 50% or more of the outstanding shares of voting securities of ORCHID or (ii) ORCHID executes a definitive agreement that, if consummated, would result in (A) the sale of all or substantially all of the assets of ORCHID, (B) the acquisition by a third party of 50% or more of ORCHID’s outstanding voting securities or (C) the consummation of a merger, acquisition, consolidation, reorganization, share exchange, business combination, similar transactions, or series of such related transactions involving ORCHID, unless immediately after such transaction or transactions, the voting securities of ORCHID outstanding immediately prior to the first such transaction (or, the voting securities issued in respect thereof) shall represent at least 50% of the voting securities of the surviving company.

In addition, nothing herein, including, without limitation, the Standstill Restrictions, shall prevent INTERESTED PARTY or any of its affiliates from acquiring securities of another company that beneficially owns any securities of or equity interests in ORCHID, unless such acquisition was made for the purpose of violating the Standstill Restrictions. Further, notwithstanding anything to the contrary contained herein, the Standstill Restrictions shall not apply to (i) any investment in any securities of ORCHID by or on behalf of any pension or employee benefit plan or trust, including without limitation (A) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, (B) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests, or (C) any stock portfolios not controlled by INTERESTED PARTY or any of its affiliates which invest in ORCHID among other companies; or (ii) any assets or securities of ORCHID, as debtor, that are acquired in a transaction subject to the approval of the United States Bankruptcy Court pursuant to proceedings under the United States Bankruptcy Code.

2.4 Return or Destruction of Materials. If either party decides to discontinue discussions of a possible Transaction, the Receiving Company, upon the written request of the Disclosing Company, shall either destroy or return promptly to the Disclosing Company all copies of the Evaluation Material then in the Receiving Company’s possession or in the possession of any of its Representatives (the choice between destruction or return of the Evaluation Material to be determined by the Receiving Company). In the event of such a decision and request, all Evaluation Material not returned to the Disclosing Company (including without limitation all copies of the Evaluation Material, all Evaluation Material in any form or other medium prepared by the Receiving Company and/or any of its Representatives and/or all intangible Evaluation Material) shall be destroyed, no copy of the Evaluation Material shall be retained by either the Receiving Company or any of its Representatives and such destruction shall be certified in writing to the Disclosing Company by an authorized officer of the Receiving Company supervising such destruction. Notwithstanding the provisions of this Section, the Receiving Company’s legal counsel may retain one set of Evaluation Material in such counsel’s records for a period not to exceed the statute of limitation for enforcement of any alleged breach of this Agreement following a party’s decision not to proceed with a Transaction solely for evidentiary or similar purposes in the event that any dispute arises under this Agreement; provided that following the expiration of such period, such counsel shall dispose of such Evaluation Material in the manner described in this Section.

2.5 No Representation or Warranty. Neither the Disclosing Company nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material furnished by such Disclosing Party. Only those representations or warranties that are made in a Definitive Agreement, if any, when, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, if any, will have any legal effect.

2.6 Definitive Agreement. ORCHID and INTERESTED PARTY agree that, except for the matters specifically agreed to herein, no contract or agreement providing for any Transaction involving ORCHID and INTERESTED PARTY or their respective Representatives shall be deemed to exist, and neither ORCHID nor INTERESTED PARTY shall be under any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of its Representatives or security holders, unless and until a Definitive Agreement, if any, with respect to such Transaction has been executed and delivered by each party thereto.

2.7 Legally Required Disclosures. In the event that the Receiving Company or any of its Representatives is required (by deposition, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, the Receiving Company shall provide the Disclosing Company with prompt prior written notice of such requirement, and shall cooperate with the Disclosing Company so that the Disclosing Company may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any of its Representatives, in the opinion of that party’s legal counsel, is compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, that party may disclose to such tribunal without liability hereunder that portion of the Evaluation Material which that party’s legal counsel advises that the party is compelled to disclose; provided however that such party shall give the Disclosing Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable.

2.8 No License. No license or other interest in the Evaluation Material provided by the Disclosing Company shall be deemed to have been granted to the Receiving Company or to any Representative.

2.9 Non-Solicitation. INTERESTED PARTY agrees for a period of one year from the date hereof not to, and to cause its Representatives not to, solicit for hire any officers or senior managers of the Disclosing Company (“Company Employees”) without the prior written consent of ORCHID; provided, however, that the foregoing restriction shall not preclude the INTERESTED PARTY from employing any Company Employees (i) who seek employment in response to a general advertisement for employment conducted by the INTERESTED PARTY or its affiliates (including any recruitment efforts conducted by any recruitment agency, provided that the INTERESTED PARTY or its affiliates have not specifically directed such recruitment efforts at such Company Employees), (ii) if such Company Employee were to approach the INTERESTED PARTY or its affiliates on an unsolicited basis seeking employment, or (iii) at least three (3) months after the cessation of employment of such Company Employee with the Disclosing Company without any solicitation or encouragement by the INTERESTED PARTY or its affiliates. As used herein, the term “senior manager” shall mean any manager, supervisor or other senior level employee of the Company with whom the INTERESTED PARTY or its Representatives has had contact or was identified to the INTERESTED PARTY or its Representatives by the DISCLOSING COMPANY or its Representatives, in each case, in connection with the INTERESTED PARTY’s consideration of the Transaction.

Section 3. Term of Agreement.

3.1 Term of Agreement. Either party may decide at any time not to pursue further consideration of the Transaction. Notwithstanding any such decision, the respective covenants and agreements of INTERESTED PARTY and ORCHID contained in this Agreement will continue in full force and effect for a period of five years from the date hereof other than covenants contained in Sections 2.3 and 2.9, which covenants will continue in full force and effect for a period of one year from the date hereof.

Section 4. General.

4.1 Remedies. INTERESTED PARTY acknowledges and agrees that the Disclosing Company would be irreparably damaged in the event that any of the provisions of this Agreement are not performed by INTERESTED PARTY or its Representatives in accordance with their specific terms or are otherwise breached and that money damages alone would be incalculable and would not be a sufficient remedy for any breach of this Agreement. Accordingly, ORCHID shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement by INTERESTED PARTY or its Representatives, in addition to all other remedies available at law or in equity.

4.2 No Waiver. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, void or unenforceable.

4.4 Amendments. This Agreement may be amended only by an agreement in writing between the parties.

4.5 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

4.6 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by either party hereto (and delivery thereof to the other party may occur by facsimile transmission) and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

4.7 Successors and Assigns. Except as expressly provided otherwise herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors of the parties hereto.

4.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard the conflicts of laws principles thereof.

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IN WITNESS WHEREOF, ORCHID and INTERESTED PARTY have caused this Agreement to be duly executed as of the day and year first above written.

ORCHID CELLMARK INC.		LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ William J. Thomas	By:	/s/ F. Samuel Eberts III

Name:	William J. Thomas	Name:	F. Samuel Eberts III

Its:	Vice President and General Counsel	Its:	Senior Vice President, Chief Legal Officer and Secretary